Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, CFO and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225 Will Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports 2004 Financial Results and 2005 Guidance

Exton, PA, March 10, 2005 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and twelve months ended December 31, 2004.

Quarter ended December 31, 2004

For the quarter ended December 31, 2004, the Company reported net income of $5.8 million compared to a net loss of $7.1 million for the same period in 2003. Net income per share for the quarter ended December 31, 2004 was $0.22 per share, basic and diluted, compared to a net loss of $0.27 per share, basic and diluted, for the same period in 2003.

“The fourth quarter of 2004 was exciting for ViroPharma for many reasons, including the fact that this marks our first quarter as a revenue generating, commercial organization,” commented Michel de Rosen, ViroPharma’s chief executive officer. “During the quarter, we maintained our momentum with our clinical compounds; finished our preclinical work for HCV-796, our compound targeting hepatitis C now in Phase 1a safety studies; and began commercialization of our first product, Vancocin® Pulvules®. Vancocin is an important product to us and to our shareholders, not only because it allows us to improve the lives of patients, but also because we expect it to fund our development and operating costs over the next several years. Nearer term, we expect that revenue from sales of Vancocin will enable us to be at least cash flow neutral in 2005.”

Revenues were approximately $18.5 million for the quarter ended December 31, 2004, compared to approximately $1.1 million during the same period in 2003. During the quarter ended December 31, 2004, the Company recognized $8.3 million in net product sales of Vancocin, which the Company acquired from Eli Lilly & Company on November 9, 2004. Also in the quarter ended December 31, 2004 the Company recognized $10.0 million in revenue from Schering-Plough Corporation pursuant to the terms of the Company’s license agreement for intranasal pleconaril, which is included in milestone, license fee and other revenue. In 2003, the Company also had other revenue consisting of grants and clinical revenue that it did not have in the fourth quarter of 2004 as a result of its January 2004 restructuring.

The Company’s cost of sales for the quarter ended December 31, 2004 was $1.7 million as compared with no cost of sales in the quarter ended December 31, 2003 as the Company acquired Vancocin in November 2004.

Research and development expenses decreased by approximately $2.6 million to $3.0 million in the fourth quarter of 2004 from $5.6 million in the fourth quarter of 2003 primarily as a result of the Company’s reduction in headcount and operational costs resulting from its January 2004 restructuring.

Marketing, general and administrative expenses for the quarter ended December 31, 2004 of approximately $3.3 million increased $1.6 million from $1.7 million in the same period in 2003. This increase primarily relates to a $1.1 million charge arising from the expected termination of a lease agreement, and $0.5 million in costs related to the Schering-Plough license agreement.

Intangible amortization was $0.7 million for the quarter ended December 31, 2004. Intangible amortization is the result of the Vancocin acquisition in the fourth quarter of 2004.

Interest expense for the quarter ended December 31, 2004 of $4.1 million increased approximately $2.0 million from $2.1 million from the same period in 2003. This increase in interest expense is due to the interest and amortization of financing costs from the issuance of senior notes in October 2004 to partially finance the Vancocin acquisition.

As of December 31, 2004, ViroPharma had approximately $44.2 million in cash, cash equivalents and both restricted and unrestricted short-term investments.

Year ended December 31, 2004

For the twelve months ended December 31, 2004, the Company reported a net loss of $19.5 million compared to a net loss of $36.9 million for the year ended December 31, 2003. Net loss per share for the year ended December 31, 2004 was $0.73 per share, basic and diluted, compared to net loss per share of $1.43 per share, basic and diluted, for the year ended December 31, 2003. The 2004 net loss includes a $9.2 million charge the Company incurred as the result of its January 2004 restructuring. The Company recognized a $3.6 million gain, after the write-off of related debt issue costs, as a result of its reduction of $7.0 million in principal amount of its outstanding subordinated convertible notes during the year ended December 31, 2003.

Revenues were approximately $22.4 million for the year ended December 31, 2004, compared to approximately $1.6 million during the year ended December 31, 2003. During the year ended December 31, 2004, in addition to the Vancocin net product sales and the license fee described above, the Company recognized additional license fee and other revenue comprised of $2.5 million from Schering-Plough pursuant to the terms of its option agreement for intranasal pleconaril, the recognition of $0.5 million from advance payments from Wyeth under the Company’s collaboration agreement and grant and other revenue of approximately $1.1 million. During the year ended December 31, 2003, the Company recognized license fee and milestone revenue from advance payments received under collaborations with Wyeth and Schering-Plough that totaled $0.6 million and $0.5 million, respectively and grant and other revenue of $0.5 million.

Research and development expenses decreased approximately $6.6 million to $16.4 million in the year ended December 31, 2004 from $23.0 million in the year ended December 31, 2003 as a result of the Company’s reduction in headcount and operational costs resulting from the January 2004 restructuring.

Marketing, general and administrative expenses for the year ended December 31, 2004 of approximately $15.6 million increased $6.6 million from $9.0 million in the year ended December 31, 2003. Included in the expenses for the year ended December 31, 2004 are $5.6 million in severance and stock option modification costs and asset impairment costs that were the result of the January 2004 restructuring, $1.1 million for a charge related to the exit of an operating lease, $0.6 million in costs related to the terminated bond restructuring, an increase in expenses of $0.9 million related to business development efforts undertaken during 2004, $0.5 million in costs related to the Schering-Plough license agreement and $0.6 million in increased accounting, public company and other expenses. Included in the expenses for the year ended December 31, 2003 is a $1.7 million charge for lease commitments.

Intangible amortization resulting from the Vancocin product acquisition was $0.7 million for the year ended December 31, 2004. In September 2003, the Company paid GlaxoSmithKline a $3.5 million license fee in connection with the agreement for the worldwide rights (excluding Japan) to maribavir. This fee was recognized as an acquisition of technology rights and was expensed during 2003.

Interest income for the year ended December 31, 2004 of $1.1 million decreased $0.7 million from interest income of $1.8 million during the year ended December 31, 2003 due to lower invested balances. Interest expense for the year ended December 31, 2004 of $10.3 million increased $1.9 million compared to $8.4 million in interest expense for the year ended December 31, 2003 primarily due to the interest and amortization of financing costs from the issuance of senior notes in October 2004.

Looking ahead in 2005

ViroPharma is providing guidance for the year 2005 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a complete discussion and disclosure of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below. The Company’s guidance does not include the effect of expensing for employee stock options, non-operating expenses, and the potential impact of any conversions of outstanding senior convertible notes.

For the year 2005, ViroPharma expects the following:

•	Net product sales: $62 to $66 million, representing growth of 15% to 22% over unaudited net product sales of Vancocin in 2004;

•	Total operating expenses: $46 to $58 million, including:

•	Cost of Sales : $20 to $24 million;

•	Included in cost of sales is the royalty to Lilly, which is expected to be between $9.0 million and $10.5 million. There are no royalties payable on net product sales below $44 million or above $65 million.

•	Research and development expense: $16 to $21 million;

•	Marketing, general and administrative expense: $10 to $13 million;

•	Approximately $3 million of marketing, general and administrative expense is expected to be associated with the medical education program for Vancocin.

•	Cash balance: ViroPharma expects to be at least cash flow neutral in 2005, with a cash balance at year end 2005 of $45 to $50 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on March 11, 2005 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 811-0667 (domestic) and (913) 981-4901 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until March 25, 2005.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® Pulvules®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the company’s guidance regarding net product sales, operating expenses, cash balances for 2005, the expectation that the Company will be at least cash flow neutral in 2005 and the expectation that net product sales of Vancocin will fund the Company’s development and operating costs over the next several years. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•	decreases in the rate of infections for which Vancocin is prescribed or changes in the prescribing or procedural practices of infectious disease, gastroenterologists and internal medicine doctors;

•	the development of generic or new competitive pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	the Company’s ability to transition Vancocin and enter all necessary contracts or obtain all necessary rights under applicable federal and state rules and regulations;

•	manufacturing, supply or distribution interruptions, including but not limited to difficulties encountered in qualifying a third party supply chain and changes in terms required by wholesalers;

•	regulatory action by the FDA and other government regulatory agencies;

•	the timing of anticipated events in the Company’s CMV and HCV programs;

•	the results of the Company’s product development efforts, including results from clinical trials;

•	the timing of potential business development activities related to the Company’s efforts to build franchises in narrowly focused prescribing groups such as transplant and hospital settings, hepatologists, and gastroenterologists through the acquisition of additional products and product candidates; and

•	the Company’s ability to terminate its lease relating to unused office and lab space.

These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net product sales	$8,348	$—	$8,348	$—
Milestone, license fee and other revenue	10,141	1,051	14,041	1,612

Revenue	$18,489	$1,051	$22,389	$1,612

Costs and Expenses:
Cost of sales	1,717	—	1,717	—
Research and development	3,022	5,557	16,388	23,043
Marketing, general and administrative	3,322	1,670	15,643	9,035
Intangible amortization and acquisition of technology	650	—	650	3,500

Total costs and expenses	8,711	7,227	34,398	35,578

Operating income (loss)	9,778	(6,176)	(12,009)	(33,966)

Gain on repurchase of debt, net	—	828	—	3,633
Gain on sale of non-core assets, net	—	—	1,715	—
Interest income	105	336	1,080	1,829
Interest expense	(4,092)	(2,087)	(10,320)	(8,438)

Net income (loss)	5,791	(7,099)	(19,534)	(36,942)

Basic and diluted net income (loss) per share	$0.22	$(0.27)	$(0.73)	$(1.43)

Shares used in computing net income (loss) per share amounts
Basic	26,693	26,157	26,578	25,916

Diluted	26,928	26,157	26,578	25,916

Consolidated Balance Sheets:

(in thousands)

	December 31, 2004	December 31, 2003
Cash, cash equivalents and short-term investments (1)	$44,210	$121,148
Working capital	42,497	113,096
Total assets	177,901	133,458
Long-term debt	190,400	127,900
Total stockholders’ deficit	(26,138)	(7,509)

(1)	Cash, cash equivalents and short term investments, includes $9.0 million of restricted investments, of which $8.4 million became unrestricted in January 2005.